Exhibit 10.12

CURRENT MEDIA, LLC

SHARE AWARD AGREEMENT

This SHARE AWARD AGREEMENT (the “Agreement”) is entered into as of [Date], by and between CURRENT MEDIA, LLC a Delaware limited liability company (the “Company”), and Employee Name (the “Executive”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the First Amended and Restated Operating Agreement of Current Media, LLC, dated as of May 4, 2004 (the “LLC Agreement”).

1.             Grant of Non-Voting Common Shares.  If Executive is then employed by the Company, effective January 8, 2007 and subject to the forfeiture provisions set forth in Section 2, the Company will admit Executive as a Member and issue to Executive spell out number of shares (XX,XXX) Non-Voting Common Shares in consideration of services rendered or to be rendered by Executive to the Company.  Executive will not be required to make any capital contribution or other payment of purchase price in exchange therefore, except that the Company shall be entitled to deduct withholding tax in accordance with Section 4.  Subject to the forfeiture provisions set forth in Section 2, effective [Date], Executive will (i) be treated as the owner of these Non-Voting Common Shares; (ii) take into account the distributive share of Company income, gain, loss, deduction and credit associated with such Non-Voting Common Shares; and (iii) be entitled to receive any distributions relating to such Non-Voting Common Shares that are made to the members of the Company, all in accordance with the terms of the LLC Agreement.

2.             Forfeiture/Vesting.  If the employment of Executive with the Company is terminated for any reason on or after [Date], Executive shall immediately upon such termination forfeit a portion of the Non-Voting Common Shares granted under Section 1, above, on the following basis:

Date that Employment is Terminated	Number of Non-Voting Common Shares Forfeited

Prior to [Date]	XX,000
[Date] - [Date]	XX,000
[Date] - [Date]	XX,000
On or after [Date]	0

Notwithstanding the foregoing, if on or after [Date], Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, in lieu of the forfeiture schedule above the number of Non-Voting Common Shares forfeited immediately upon termination shall be equal to XXX.XX Non-Voting Common Shares for each full month remaining after the termination date and continuing through [Date] and shall be equal to XXX.XX Non-Voting Common Shares for each full or partial month remaining after the termination date and continuing through [Date].  The terms “Cause” and “Good Reason” are defined in Section 7, below.  Certificates for Non-Voting Common Shares which are subject to forfeiture shall be held by the Company until such shares become fully vested.  A certificate for each tranche of Non-Voting Common Shares that have vested shall be issued to Executive promptly following the date on which such vesting occurs.  For purposes of this Agreement, Non-Voting Common Shares shall “vest” on the date on which the forfeiture provisions with respect thereto set forth in this Section 2 have lapsed.

3.             Consequences of Forfeiture.  Upon the forfeiture of any Non-Voting Common Shares pursuant to Section 2, such forfeited Non-Voting Common Shares shall, without any further action by any party hereto, be treated as no longer outstanding for any purpose whatsoever and Executive shall not be entitled to any compensation, distributions or other rights in connection with such forfeited Non-Voting Common Shares.  It is the intention of the parties hereto that for US federal income tax purposes the forfeiture of any Non-Voting Common Shares pursuant to Section 2 shall result in a deemed sale of such Non-Voting Common Shares to the Company for no consideration, and that the Capital Account (as defined in the LLC Agreement) of Executive at the time of such forfeiture shall be reduced by an amount equal to the portion of such Capital Account attributable to the forfeited Non-Voting Common Shares.

4.             Withholding.  The Company shall be entitled to withhold from the Executive’s cash compensation such amounts as may be required under Federal, state and local income tax laws in connection with the award hereunder and the lapse of the restrictions on the Shares as provided herein.

5.             LLC Agreement.  By accepting the award of Non-Voting Common Shares under this Agreement, Executive hereby waives any right the Executive may have as a Member of the Company, under the LLC Agreement or otherwise, to examine or receive a copy of Schedule A of the LLC Agreement or any other document containing equivalent information concerning the equity interests of other employees.  Executive further agrees to execute a signature page of the LLC Agreement (as then in effect) as a condition to the Executive’s receiving the Non-Voting Common Shares pursuant to this Agreement.

6.             Prohibition on Transfers of Non-Voting Common Shares Prior to Vesting.  Executive shall not assign, mortgage, hypothecate, transfer, pledge, encumber, gift, transfer in trust (voting or other) or otherwise dispose of, or create a security interest in or lien on, any Non-Voting Common Shares Executive receives under this Agreement prior to the date on which they vest under Section 2.  No such purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of such Non-Voting Common Shares by any holder thereof in violation of this Section 6 will be valid, and the Company will not transfer any of said Non-Voting Common Shares on its books nor will any distributions be paid thereon.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

7.             Definitions.

(a)           “Cause” shall include only (1) the continued failure of Executive to substantially perform Executive’s duties with the Company (other than any such failure resulting from illness, temporary absence, legal incapacity or disability) for fifteen (15) days after a demand for substantial performance is delivered in writing to Executive by the Company that specifically identifies the manner in which Executive has not substantially performed the Executive’s duties; (2) Executive’s continued failure to follow reasonable and lawful directives (consistent with the terms of Executive’s employment) of the CEO of the Company after a demand for Executive to follow such directives is delivered in writing to Executive by the Company that specifically identifies the manner in which Executive has not followed such directives; (3) the engaging by Executive in willful, reckless or grossly negligent misconduct in connection with the Executive’s employment, unless Executive immediately ceases such misconduct and remedies the adverse effect of such misconduct within thirty (30) days, after a demand to cease engaging in such misconduct is delivered in writing to Executive by Company that specifically identifies such misconduct; (4) Executive’s conviction of an offense or plea of guilty or nolo contendre to a charge involving moral turpitude or a felony; or (5) the material breach by Executive of any material term of the Executive’s employment and the failure to cure such breach within fifteen (15) days of delivery of a written notice to Executive by the Company that specifically identifies the breach.

(b)           “Good Reason” shall include (1) a substantial and adverse change in Executive’s status or position with the Company as the same existed on the commencement of the term of the Executive’s employment that is not cured within thirty (30) days after written notice thereof to the Company from Executive; (2) a reduction (other than for Cause) by the Company of Executive’s aggregate compensation under the terms of the Executive’s employment as in effect on the commencement of Executive’s employment with the Company or as in effect thereafter if such compensation has been increased, unless such reduction is restated retroactively not later than thirty (30) days after written notice thereof to the Company from Executive; (3) any material breach by the Company of any material provision of the terms of Executive’s employment that is not cured within thirty (30) days after written notice thereof to the Company from Executive; (4) any material breach of the Company’s obligations, covenants, representations or warranties under this Agreement, including the failure to grant the Non-Voting Common Shares as and when required under Section 1.

8.             Governing Law.  This Agreement and any disputes or claims arising hereunder shall be construed in accordance with, governed by and enforced under the laws of the State of California without regard for any rules of conflicts of law.

9.             Survival of Terms.  This Agreement shall apply to and bind Executive and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

10.           Executive Representations.

(a)           Executive has reviewed with the Executive’s own tax advisors all of the tax consequences of the transactions contemplated by this Agreement.  Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)           Executive understands and acknowledges that the Non-Voting Common Shares granted pursuant to this Agreement cannot be sold or transferred without the prior written consent of the Company and in compliance with such other restrictions set forth in the LLC Agreement.

(c)           Executive has no need for liquidity in the Executive’s investment in the Non-Voting Common Shares granted pursuant to this Agreement and has all requisite legal capacity to acquire and hold such Non-Voting Common Shares and to execute, deliver and comply with the provisions of this Agreement and the LLC Agreement.

(d)           Executive hereby acknowledges receipt of a copy of this Agreement.  Executive has read and understands the terms and provisions thereof, and agrees to accept the Non-Voting Common Shares subject to all the terms and conditions of this Agreement and the LLC Agreement.  Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CURRENT MEDIA, LLC

By	/s/ Joel Hyatt
Name:	Joel Hyatt
Title:	Chief Executive Officer

Employee Name